[ * * * ]   CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
EXHIBIT 10.25
REPLIDYNE, INC.
CONSULTANT AGREEMENT FOR
Roger Echols
     This Consultant Agreement (“Agreement”) is entered into by and between Roger Echols, an individual (“Consultant”), and Replidyne, Inc., (the “Company”), effective as of May 2, 2008 (“Effective Date”).
     Whereas, the Company is a biopharmaceutical company currently focused on developing and commercializing innovative anti-infective products, including but not limited to faropenem medoxomil (collectively, the “Products”);
     Whereas, Consultant, having been involved with the Company since 2004 and serving as the Company’s Chief Medical Officer, is a significant source of knowledge and expertise about the Company’s business and its potential clinical development and commercialization strategies for the Products;
     Whereas, the parties have agreed that Consultant shall be retained as a Consultant to allow the Company to retain the benefit of Consultant’s knowledge and expertise; and
     Whereas, the Company terminated Consultant’s full time employment with the Company effective May 1, 2008 pursuant to a Separation Agreement with an Effective Date of May 1, 2008 and the parties hereby desire to mutually agree upon the terms and conditions of Consultant’s consulting relationship with the Company.
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is agreed by and between the parties as follows:
1. Consulting Relationship.
     1.1 Consulting Services. As part of the services provided by Consultant to the Company pursuant to this Agreement, Consultant will:
          (a) Advise and consult with the Company on clinical development and regulatory strategies related to the Products; and
          (b) Advise and consult with the Company on strategic planning;
          (c) Perform such other services that relate to Consultant’s areas of expertise and which the Company’s executive officers believe would be beneficial to the Company (collectively, the “Consulting Services”).

     1.2 Performance. As and when requested from time to time by the Company’s President and Chief Executive Officer, Kenneth Collins or his delegates, Consultant agrees to provide services to the Company under this Agreement. The time commitment required for Consulting Services under this Agreement will generally not exceed 40 hours per month from May 2, 2008 until July 31, 2008 (“Initial Consulting Period”) and will generally not exceed 20 hours per month from August 1, 2008 until December 31, 2008 or at such earlier or later date as agreed to by the Company and Consultant pursuant to Section 6.1 herein (“Termination Date”), although the time commitment required during any specific monthly period may vary from the time commitment required in other periods. Consultant will render the Consulting Services to the best of his ability. The manner and means by which Consultant chooses to perform the Consulting Services are in Consultant’s sole discretion and control. Consultant agrees to exercise the highest degree of professionalism, and to utilize his best efforts, skills, expertise and creative talents in performing such Consulting Services. In performing Consulting Services, Consultant agrees to provide his own equipment, tools and other materials in addition to the Retained Property provided to him by the Company. Consultant shall perform his Consulting Services in a timely and professional manner consistent with industry standards. Consultant agrees to provide the Consulting Services at the times reasonably requested by the Company; provided that, the Company will reasonably cooperate with Consultant in the event that he has conflicts in connection with other obligations, whether such obligations are work related or personal. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without the Company’s prior written consent.
2. Compensation.
     2.1 Consulting Fees. In consideration of his agreement to provide the Consulting Services hereunder, during the Initial Consulting Period, Consultant will be paid an amount equal to $10,000 for each full month of Consulting Services rendered to the Company during the Initial Consulting Period. The Consulting Fees will be pro rated for any partial months of service. From the end of the Initial Consulting Period through the Termination Date, and for any hours in excess of forty hours per month during the Initial Consulting Period, Consultant will be compensated at a rate of $300 per hour. Consultant agrees to submit a monthly invoice to the Company for approval detailing all consulting hours worked in the prior month.
     2.2 Stock Options. As further consideration of his agreement to provide Consulting Services hereunder, subject to the approval of the Company’s Compensation Committee, the Company will provide Consultant with a non-qualified stock option grant to purchase up to 40,000 shares of Company common stock at the fair market value of the stock as of the date of grant pursuant to the Company’s 2006 Equity Incentive Plan (“Consulting Option”). The Consulting Option shall vest over the course of the Consulting Agreement in eight (8) equal monthly installments and shall have an exercise period of up to three (3) years from Termination Date of this Consulting Agreement. The stock options previously granted to Consultant during his employment with the Company shall continue to vest for so long as Consultant continues to provide Continuous Service to the Company as defined in the Company’s 2006 Equity Incentive Plan. Consultant understands and acknowledges that on July 31, 2008, all options previously granted to Consultant shall become NonQualified Options. Consultant is advised to seek independent tax or accounting advice with regard to the exercise and tax treatment of any vested options.

     2.3 Partnering Bonus. In the event that prior to the Termination Date, the Company concludes a faropenem partnership with [ * * * ], Consultant will be eligible to receive a one time lump sum Partnering Bonus equal to $125,000, provided that Consultant is actively providing Consulting Services through the date of the execution of the partnering agreement with [ * * * ].
     2.4 Expenses. Consultant shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of services hereunder, according to the policies of the Company.
3. Independent Contractor Status.
Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits that the Company may make available to its employees. Because Consultant is an independent contractor, the Company will not withhold or make payments for income taxes; social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Consultant’s behalf with respect to any payment made pursuant to this Agreement. Consultant agrees to accept exclusive liability for complying with applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on compensation paid to Consultant. Consultant hereby agrees to indemnify and defend the Company against any and all claims for such taxes or contributions, including penalties and interest due with respect to all payments under this Agreement.
4. Proprietary Information Obligations. Consultant understand and agrees that the terms of his Proprietary Information Agreement, attached as Exhibit A to the Separation Agreement of even date, remain in full force and effect during the term of this Consulting Agreement and are fully incorporated herein by reference.
5. Other Activities.
     5.1 Other Services. Consultant is free to enter any contract to provide services to other business entities, except any contract that would tend to induce Consultant to violate this Agreement. Further, during the term of this Agreement, Consultant will not, without the prior written consent of the Company, perform any services related to the development, preparation, manufacture, marketing or sale of any drugs or therapeutics that may reasonably be considered to compete with any Products, whether on behalf of his own interest or that of any other person or entity.
6. Term; Termination.
     6.1 Term. Unless sooner terminated in accordance with this Section 6 or mutually extended, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2008. Notwithstanding the foregoing, this Agreement shall automatically terminate immediately upon (i) Just Cause (as defined below) or (ii) consummation of a Change in Control.
     6.2 Termination for Just Cause. The Company may terminate this Agreement immediately in its sole discretion for Just Cause. In the event the Company terminates this Agreement pursuant to this Section 6.2, the Company shall be entitled to cease any further payments under the terms of this Consulting Agreement and shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination. As used in this Agreement, “Just Cause” shall mean the occurrence of one or more of the following: (i) Consultant’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Consultant’s participation in a fraud or act of dishonesty against the Company; (iii) Consultant’s intentional and material damage to the Company’s property; (iv) Consultant’s material breach of any provision of this Agreement that is not remedied by Consultant within fourteen (14) days of written notice of such breach from the Board of Directors; (v) Consultant’s failure to perform the Consulting Services in accordance with Section 1.2 hereof at the times reasonably requested by the Company; or (vi) Consultant’s failure to execute the Separation Agreement, including Exhibit B, within twenty-one (21) days of receipt of the Separation Agreement.
     6.3 Termination by Consultant. Consultant may terminate this Agreement at his convenience upon ten (10) days prior written notice to the Company. In the event the Consultant terminates this Agreement pursuant to this Section 6.3, the Company shall be entitled to cease any further payments under the terms of this Consulting Agreement and shall reimburse Consultant for any business expenses that were incurred but not reimbursed as of the date of termination
     6.4 Change in Control. In the event that the Company consummates a Change in Control (as defined in the 2006 Equity Incentive Plan) prior to the Termination Date of this Agreement, then, notwithstanding anything contained in Consultant’s stock option agreements or the Company’s 2006 Equity Incentive Plan to the contrary, the vesting of all of Consultant’s then outstanding stock options shall be accelerated in full and such options shall become fully vested and exercisable in accordance with the Company’s 2006 Equity Incentive Plan.
     6.5 Return of Company Property. Upon termination of the Agreement or earlier as requested by the Company, Consultant will deliver to the Company any and all drawings, notes, photographs, memoranda, specifications, samples, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product or Proprietary Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including work and storage areas or filing cabinets, is subject to inspection by Company personnel at any time with or without notice.
7. General Provisions.
     7.1 Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), the third day after mailing by first class mail, or the day following delivery by overnight courier, to the Company at its primary office location and to Consultant at his address and facsimile number as provided by Consultant to the Company in writing.

     7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in conformance with the intent of the parties expressed herein.
     7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     7.4 Complete Agreement. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Consultant and the Company with regard to the subject matter contained herein. It is entered into without reliance on any promise or representation, and it cannot be modified or amended except in a writing signed by an officer of the Company and Consultant. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.
     7.5 Counterparts. This Agreement may be executed in two counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
     7.6 Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
     7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Consultant may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which will not be withheld unreasonably.
     7.8 Attorney Fees. If either party brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys fees and costs incurred in connection with such action.

     7.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado.

Roger Echols,		Replidyne, Inc.
an Individual

Sign:	/s/ Roger Echols	By:	/s/ Kenneth J. Collins

Kenneth J. Collins
President & Chief Executive Officer
Date: May 1, 2008